UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 25, 2013

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction

of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e). Steven Sinofsky and Microsoft Corporation have entered into an agreement (the “Retirement Agreement”) relating to Mr. Sinofsky’s resignation as President of the Windows Division on November 12, 2012. The Retirement Agreement includes covenants by Mr. Sinofsky to: (i) not compete with Microsoft by accepting employment at certain competitors or encouraging certain customers of Microsoft to choose a competing offering to Microsoft products; (ii) not solicit Microsoft employees to terminate their employment or work for other entities; (iii) cooperate in litigation brought by or against Microsoft; (iv) not disparage Microsoft; and (v) continue complying with certain provisions of the Microsoft Corporation Employee Non-Disclosure Agreement between Microsoft and him related to intellectual property rights and confidentiality of Microsoft and third-party information. Mr. Sinofsky also agreed to a release of claims against Microsoft and its related parties.

In return for the performance of his obligations under the Retirement Agreement, Microsoft will pay the value of his outstanding unvested stock awards granted prior to fiscal year 2013 and 50% of the shares of stock awarded for his performance during fiscal year 2013, all based on the vesting schedule that would have applied in connection with a qualifying “retirement” on his separation date under his stock award agreements, (a total of 418,361 shares). The payments will be made over time through August 2016 according to the vesting schedules for the stock awards. The value of the shares will be determined by market price as of each vesting date. Microsoft agreed to indemnify Mr. Sinofsky against claims arising from acts or omissions relating to his employment at Microsoft pursuant to the Company’s Articles of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION
(Registrant)

Date: July 3, 2013	/s/ John A. Seethoff
John A. Seethoff
Assistant Secretary

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